                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                              (Amendment No. ___)

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[X]  Soliciting Material Pursuant to Rule 14a-12

                    COMPUTER ASSOCIATES INTERNATIONAL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                            RANGER GOVERNANCE, LTD.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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     was paid previously. Identify the previous filing by registration statement
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

                            RANGER GOVERNANCE, LTD
                               300 Crescent Court
                                   Suite 1000
                              Dallas, Texas  75201
                                  214/871-5239


March 25, 2002

Director
Computer Associates International
One Computer Associates
Islandia, NY  11749

Dear Director:

Ranger Governance is convinced that Computer Associates is capable of being a viable, growing enterprise. Today, it is not. It can never grow so long as so many potential customers for new products do not trust top management. This distrust of CA by information technology managers (both present and former customers) has been justly earned by a CA culture created under Sanjay Kumar over the past 14 years and Charles Wang over the past 30 years./1,2/

Ranger Governance is equally staunch in its belief that preservation and growth in equity value can only be accomplished through good corporate governance and ethical business practices. For this to occur, change must take place, and it must be brought about by your direct actions as directors under your individual and collective duties of care and loyalty to shareholders. A board should fire a CEO when there exists either 1) a lack of integrity or 2) a failure of
performance.   Because both conditions exist at CA today, we are making the specific request that you replace Chairman Wang, CEO Kumar and CFO Zar.

Ranger manages an economic interest in CA comprised of approximately three million options which do not expire until October 2006 and March 2007. Today's Black-Scholes valuation is approximately $30 million. Our intent is to keep this investment until then. Most pension funds, index funds, and other long term investors have the same economic and governance goals as Ranger.

We are convinced that if you, the independent directors, continue with Mr. Kumar as CEO, our equity as well as that of the other shareholders will likely become worthless over these next five years - a continuation of the destruction of values that shareholders have experienced not only in the past five months since you were elected, but also over the longer one-year, three-year, five-year and seven-year periods. Since Mr. Kumar became president and chief operating officer in 1994, $100 in CA has become $163, versus $584 in the average systems software company and $718 in IBM.

                                              SINCE
                                             8/29/01/a/        1 YEAR/b/        3 YEAR/c/       5 YEAR/d/       7 YEAR/e/
                                             ----------        ---------        ---------       ---------       ---------
CA                                             -37.29%          -21.97%          -15.29%          -5.00%          -0.38%
IBM                                               .88%           19.12%            8.29%          26.80%          27.49%
S&P 500 SYSTEM SOFTWARE INDEX                   -2.21%            2.58%           -7.90%          17.42%          25.32%

/a/ Actual total return from 2001 Annual meeting to 3/22/02. /b/ Actual total return from 3/23/01 to 3/22/02.
/c/ Annualized weekly return figures from 3/20/99 to 3/22/02. /d/ Annualized weekly return figures from 3/22/97 to 3/22/02. /e/ Annualized monthly return figures from 2/28/95 to 2/28/02.

IBM is CA's main competitor. CA is in much the same negative trend today that IBM was in when Mr. Gerstner was brought in by an IBM Board who did its duty and faced up to an underperforming CEO./3/ If the board were to replace Mr. Kumar with a CEO with the skills of Lou Gerstner of IBM, we believe our $30 million investment would become $150 million or more within five years. Witness the growth in IBM's market value from 1993 under Mr. Gerstner, who replaced an "old culture" IBM'er - not unlike our request to replace today's "old culture Kumar."

Ranger invested over $10 million trying to bring about this type of positive change last summer. At the August 2001 stockholder meeting, Ranger sought to elect Cece Smith, Beth Van Story, Richard Agnich and me to replace Messrs. Wang, Artz, D'Amato, and de Vogel in hopes of beginning positive change after years of bad management and lack of integrity at the very top of the company.

Our primary points put into the spotlight at that time were:

  - CA's stock had underperformed its peers for the prior one-year, three-year, five-year and 13 year history

  -  CA was not growing

  - The CEO and the CFO used dishonest accounting to create the illusion of growth when there was no growth/4/

  - "Pro Forma Pro Rata" accounting was masking reality. Mr. Kumar's "new business model" accounting takes revenue already counted in the past and counts it again now and in the future. His "old business model" reached far into the future to bring revenue back to the then present - as did Enron. The old model also transformed maintenance revenue into license revenue to create the illusion of growth.

  -  Employees were abused/5/

  -  Customers were abused/6,7/

  - Shareholders were abused (See returns for 1,3,5 and 7 years compared to most benchmarks)

  - Inside directors Messrs. Kumar, Wang and Artz were paid one billion dollars (triggered by Enron style accounting) while shareholders lost value. This past year, Wang was paid one hundred million, while shareholders lost again.

  -  The Board was not "independent" from management

  -  Good corporate governance was lacking in practice

  -  Financial performance metrics illustrated poor performance

  -  CA's balance sheet was troubled

At the end of the campaign, CEO Kumar (not the Board) made commitments to "improve." He privately bargained for votes with promises (not disclosed in the proxy statement) that they would make some changes in response to our challenge. Specifically, management agreed to:

  .  End its confusing and controversial "Pro Forma Pro Rata" accounting method

     . GAAP results are provided, but pro forma results, including "residual" revenue tracking, remains in place

  . Address its significant customer dissatisfaction problem and report to shareholders on its progress by "sharing company-funded customer-survey and product reviews with investors"/8/

     .  No action has been reported

  . Address employee abuses and specifically examine its worker hiring and firing practices

     . The last layoff did provide for severance packages to employees, according to CA press releases

  . "Be more open with investors"/9/ and "outline specific growth targets for niche software markets such as data-storage, security and mainframe-systems management"/10/

     . Additional metrics on growth, or the lack of it, have not been provided during the two analyst briefings which have been held

  . Work with an outside governance expert to improve its corporate governance practices and Board membership

     .  A consultant has been hired, but no policy changes have been announced

  . Mr. Kumar strongly implied in his published comments that two long-time directors would soon (within "two months") resign/11/

     .  No action has been taken

  .  Eliminate the most onerous provision of its poison pill

      .  The poison pill was revised, not eliminated

In spite of these commitments, things have not really changed. Things have gotten significantly worse. The SEC has begun an investigation, with the possibility of civil charges against CEO Kumar, CFO Zar, Chairman Wang and other officers and directors./12/ The FBI has begun a criminal investigation./13/ A bond offering has failed./14/ Because of margin calls, Mr. Kumar has sold 2.4 million of his 3.5 million shares at $15.21 and Mr. Wang 3.4 million shares./15/ Both Moody's and Standard and Poor's have downgraded CA credit citing "negative" trends./16/ The value of the company has disintegrated by approximately $6.6 billion/17/ since the proxy contest. Still no changes have been forthcoming.

Decisive action by the board is urgent. We are requesting that the independent directors do their most important duty, fire the CEO. If the board does not act soon, there is a very real chance that a recovery will not be possible. If independent directors continue to defer to Kumar (with CA deteriorating more rapidly than IBM was in 1993) time will soon pass beyond the point of no return. There is a window of opportunity that is closing.

The company is not growing. Earlier illusions of growth were created by Enron-like creative accounting. Customer and partner distrust of Mr. Kumar and Mr. Wang means CA will never grow again under the leadership of either one. The only course of action that will correct the problems is to replace both Chairman and CEO. Only through changing these managers will the culture change. Only through changing these managers can the company earn the trust of the senior decision makers of the information technology market. Only through changing these managers will customers (and former customers) feel integrity coming from CA.

We will be happy to meet with you as independent directors (we will no longer meet with the incumbent CEO or anyone reporting to him) to discuss this proposal. We are certain that once you declare these CEO, CFO and chairman offices vacant, set up a search committee and establish a competitive compensation package, then some of the best and brightest managers will want these jobs. We and other investors would then be happy to recommend some able candidates.

Your serious and prompt consideration of this request is requested.

Sincerely,

/s/ STEPHEN PERKINS
--------------------------
Stephen Perkins
Managing Partner

cc:  Sam Wyly

-----------
/1/  Penn, Schoen & Berland Associates, Inc., June 2001
/2/ CA 2001 North America Client Satisfaction Survey, GuideStar Communications, June 2001
/3/  New York Times, "He Loves to Win.  At I.B.M., He Did," March 10, 2002
/4/  New York Times, "A Software Company Runs Out of Tricks," April 29, 2001
/5/ New York Times, "Questions on Firings and Severance at Computer Associates," March 20, 2001
/6/  Penn, Schoen & Berland Associates, Inc., June 2001

/7/ CA 2001 North America Client Satisfaction Survey, GuideStar Communications, June 2001
/8/  Wall Street Journal, "Incumbents Keep Computer Associates Seats,"
     August 30, 2001
/9/  Wall Street Journal, "Incumbents Keep Computer Associates Seats,"
     August 30, 2001
/10/ Wall Street Journal, "Incumbents Keep Computer Associates Seats,"
     August 30, 2001
/11/ Newsday, "Pending Proxy Vote," August 24, 2001
/12/ New York Times, "Inquiry Into Computer Associates Started by Federal
     Prosecutors," February 20,2002
/13/ New York Times, "Inquiry Into Computer Associates Started by Federal
     Prosecutors," February 20,2002
/14/ Wall Street Journal, "Computer Associates Puts Off Debt Sale After Moody's
     Warns About Downgrade," February 7, 2002
/15/ SEC Form 4
/16/ Moody.com dated March 1, 2002 and StandardPoor.com dated February 22, 2002 /17/ Calculated using 577,433,285 shares outstanding as of January 29, 2002,
     $32.00 closing price on August 29, 2001 (the date of the Annual Meeting), and a closing price of $20.49 on March 22, 2002

                       INFORMATION REGARDING PARTICIPANTS

If Ranger Governance, Ltd., a Texas limited partnership ("Ranger"), engages in a solicitation of proxies or consents in support of electing nominees of Ranger to the Board of Directors of Computer Associates International, Inc. ("Computer Associates") at the 2002 annual meeting of stockholders of Computer Associates, the following entities and persons are and will be participants: (i) Ranger;
(ii) Ranger GP Governance, L.L.C., a Texas limited liability company and general partner of Ranger; (iii) Sam Wyly, a limited partner of Ranger and manager of Ranger GP Governance, L.L.C; and (iv) Charles Wyly, a limited partner of Ranger.

Ranger beneficially owns 100 shares of Computer Associates common stock. Ranger also holds options to purchase 169,020 shares of Computer Associates common stock at a per share price of $24.1835 and options to purchase 1,309,905 shares of Computer Associates common stock at a per share price of $25.071. Sam Wyly, through his interest in Ranger, may be considered the beneficial owner of the shares of Computer Associates common stock and options to purchase Computer Associates common stock held by Ranger. Charles Wyly, through his interest in Ranger, may be considered the beneficial owner of the options to purchase Computer Associates common stock held by Ranger.

                             IMPORTANT INFORMATION

This shareholder letter is intended for use for informational purposes only. If, in the future, Ranger solicits proxies or consents from the security holders of Computer Associates on any matter requiring a vote of these security holders, these security holders should read any related Ranger proxy or consent solicitation statement when it becomes available because it may contain important information relating to the solicitation. If, in the future, any proxy or consent statement is sent to the security holders of Computer Associates by Ranger, copies will be available for free by writing to Ranger at 300 Crescent Court, Suite 1000, Dallas, Texas 75201 and for free at http://www.sec.gov.